Exhibit 19.1

RED RIVER BANCSHARES, INC. AND SUBSIDIARIES
INSIDER TRADING POLICY

I.POLICY STATEMENT
The purchase or sale of securities of Red River Bancshares, Inc. (“Red River”) while in possession or aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the securities of Red River, is prohibited by federal and state securities laws. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (“Exchange Act”) and other state authorities, and are punished severely. While the SEC concentrates its efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
Accordingly, Red River has adopted this Insider Trading Policy (“Policy”) both to satisfy its obligation to prevent insider trading and to help those persons subject to the Policy avoid the severe consequences associated with violations of the insider trading laws. This Policy is also intended to prevent even the appearance of improper conduct on the part of traditional insiders, such as directors and officers, and employees, as well as certain other persons who may be associated with Red River. Generally, for purposes of this Policy, the term “insider” means all directors, executive officers, employees and such other persons. Red River is proud of its reputation for integrity and ethical conduct and cannot afford to have that reputation damaged.
II.PERSONS SUBJECT TO THE POLICY
You are subject to this Policy if you are a director,1 officer or employee of Red River or any of its subsidiaries. Red River may also determine that other persons are subject to this Policy, such as contractors or consultants who have access to material nonpublic information. In addition, if you are subject to this Policy, this Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Red River securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Red River securities (collectively referred to as “Family Members”). This Policy also applies to any entities that you or your Family Members influence or control, including any limited liability companies, corporations, partnerships or trusts (collectively referred to as “Controlled Entities”). You are responsible for the transactions of your Family Members and Controlled Entities and should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. To the extent you have a question regarding the applicability of this Policy to any proposed transaction, please consult the Securities Compliance Officer.
Although all persons described above are generally subject to this Policy, not all sections of this Policy will apply to all such persons. Specifically, the sections titled “Pre-Clearance Procedures” and
1 For purposes of this Policy, the term “director” includes any advisory director, board observer or any other person who regularly attends board meetings or has access to materials provided to directors.

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“Blackout Periods” apply only to directors and executive officers of Red River and its subsidiaries, and any other persons specifically designated by the Securities Compliance Officer, together with their respective Family Members and Controlled Entities.
III.TRANSACTIONS SUBJECT TO THE POLICY
This Policy applies to transactions in Red River securities, including Red River’s common stock, options to purchase common stock, or any other type of securities that Red River may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by Red River, such as exchange-traded put or call options or swaps relating to Red River securities, except as expressly set forth below. Transactions subject to this Policy include but are not limited to purchases, sales and gifts of Red River securities.
IV.TRANSACTIONS NOT SUBJECT TO THIS POLICY
The following transactions are not subject to this Policy to the extent expressly set forth below:
Stock Option Exercises. This Policy does not apply to the exercise of stock options issued by Red River; provided that the exercise price is paid in cash or by means of a “net exercise,” whereby an option holder has elected to have Red River withhold shares subject to an option to cover the exercise price of the options. In addition, this Policy does not apply to the exercise of a tax withholding right under which an optionholder has elected to have Red River withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to the sale of Red River securities acquired upon the exercise of a stock option, as well as to any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or any tax withholding obligation.
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right under which you elect to have Red River withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any sale of restricted stock in any public or private market transaction.
401(k) Plan. To the extent that the Red River 401(k) plan may from time to time permit the acquisition of Red River securities, this Policy does not apply to purchases of Red River securities in Red River’s 401(k) plan resulting from your periodic contribution of money to the plan under your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to Red River stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of Red River stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Red River stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to Red River stock fund.
Employee Stock Purchase Plan. This Policy does not apply to purchases of Red River securities in an employee stock purchase plan, if any, resulting from your periodic contribution of money to the plan under the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Red River securities resulting from lump sum contributions to the plan, provided that you

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elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan for any enrollment period, and to your sales of Red River securities purchased under the plan.
Mutual Fund Transactions. Transactions in mutual funds that are invested in Red River securities are not subject to this Policy.
Red River Offerings or Repurchases. The purchase of Red River securities from Red River, and the sale of Red River securities to Red River, are not subject to this Policy.
V.ADMINISTRATION OF THE POLICY
Julia E. Callis will serve as the Securities Compliance Officer for the purposes of this Policy, and in such officer’s absence, another employee designated by the Securities Compliance Officer will be responsible for administration of this Policy. All determinations and interpretations by the Securities Compliance Officer will be final and not subject to further review. Any questions regarding this Policy should be directed to the Securities Compliance Officer. The Securities Compliance Officer may consult with counsel to Red River in connection with the administration of this Policy.
VI.INDIVIDUAL RESPONSIBILITY
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about Red River and its subsidiaries and not to engage in transactions in Red River securities while in possession or aware of material nonpublic information. Each individual is responsible for ensuring that he or she complies with this Policy, and that any Family Member or Controlled Entity also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of Red River, the Securities Compliance Officer or any other employee or director under this Policy or otherwise does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
VII.STATEMENT OF POLICY
It is the policy of Red River that no director, officer or other employee of Red River (or any other person designated by this Policy or by the Securities Compliance Officer as subject to this Policy, including Family Members and Controlled Entities) who is in possession or aware of material nonpublic information relating to Red River may, directly, or indirectly through any other person or entity:
1.Engage in transactions in Red River securities, except as otherwise specified in this Policy under the headings “Transactions Not Subject to this Policy” and “Rule 10b5-1 Plans;”

2.Recommend the purchase or sale of any Red River securities;

3.Disclose material nonpublic information to persons within Red River whose jobs do not require them to have that information, or outside of Red River to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with Red River’s policies

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regarding the protection or authorized external disclosure of information regarding Red River; or

4.Assist anyone engaged in the above activities.

The prohibition on unauthorized disclosure of material nonpublic information apples to all forms of communication, including communications made through social media or other electronic means. The prohibitions described above also apply to trades by any investment clubs, the membership of which includes any director, officer or employee of Red River (or any other person designated by this Policy or the Securities Compliance Officer as subject to this Policy, including their Family Members and Controlled Entities).
In addition, it is the policy of Red River that insiders of Red River who, in the course of their relationship with Red River, learn of material nonpublic information about another company with which Red River does business, including a customer (such as a depositor or loan recipient) of Red River, may not trade in that company’s securities until the information becomes public or is no longer material.
It is also Red River’s policy that Red River will not engage in market transactions in Red River securities while in possession or aware of material nonpublic information relating to Red River or its securities, other than pursuant to a trading plan that complies with SEC Rule 10b5-1.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempt from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Red River’s reputation for adhering to the highest standards of conduct.
VIII.DEFINITION OF MATERIAL NONPUBLIC INFORMATION
Material Information. Information is considered “material” if there is a substantial likelihood that it would be considered important in making a decision to buy, hold or sell securities, or is likely to have market significance. Any information that could be expected to affect Red River’s stock price, whether positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances. You should remember that anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. If you are uncertain whether information is material, you should assume that it is. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Unpublished financial results (annual, quarterly or otherwise);
•Unpublished projections of future earnings or losses, or other unpublished earnings guidance;
•Changes to previously announced earnings guidance, or a decision to suspend earnings guidance;

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•A pending or proposed merger, acquisition or tender offer, regardless of whether Red River is the target or acquiring entity;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed change as to the national securities exchange on which Red River is listed, or any pending or proposed decision to delist from such exchange or deregister as a public company;
•A change in dividend policy, the declaration of a stock split, a reverse stock split, or an offering of additional securities;
•Company borrowings or other financing transactions out of the ordinary course;
•The establishment, amendment or termination of a repurchase program for Red River securities;
•Development of a significant new product or process;
•New major contracts or customers, or the loss of a major contract or customer;
•A change in management or the board of directors;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Any proposed or pending restatement of Red River’s financial statements or Red River Bank’s Reports of Condition and Income;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Impending bankruptcy or the existence of severe liquidity problems;
•Information regarding a breach of customer privacy or other cybersecurity incidents;
•A pending or proposed regulatory investigation or administrative action against Red River, its subsidiaries or its affiliates, or any person related to Red River, its subsidiaries or its affiliates; and
•The imposition of an administrative action against Red River, its subsidiaries or its affiliates.
With respect to a future event, such as a merger or acquisition, the point at which negotiations are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on Red River’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small.
When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed

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through the newswire services, a public broadcast with advance notice, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to Red River’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information before the information is considered public. As a general rule, information should not be considered fully absorbed by the marketplace until the expiration of two full Trading Days following the release of the information. For purposes of this Policy, a “Trading Day” means a day on which The Nasdaq Stock Market, LLC, the national markets or any other exchange on which Red River’s securities are quoted and traded are open for trading, and a “Trading Day” begins at the time trading begins and ends at the time trading ends.
If, for example, Red River were to make an announcement on a Monday prior to the market opening, the first full Trading Day would be Monday and the second full Trading Day would be Tuesday, and you should not trade in Red River securities until the open of trading on Wednesday. If Red River were to make an announcement on a Monday after the market closed, the first full Trading Day would be Tuesday and the second full Trading Day would be Wednesday, and you should not trade in Red River securities until the open of trading on Thursday. Depending on the particular circumstances, Red River may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
IX.PRE-CLEARANCE PROCEDURES
To help prevent inadvertent violations of the securities laws and to avoid even the appearance of trading on inside information, directors and executive officers of Red River and its subsidiaries, and any other persons designated by the Securities Compliance Officer under this Policy as being subject to the pre-clearance procedures, together with their respective Family Members and Controlled Entities, may not engage in any transaction in Red River securities without first obtaining pre-clearance of the transaction from the Securities Compliance Officer.
A request for pre-clearance should be submitted to the Securities Compliance Officer at least two business days in advance of the proposed transaction. The Securities Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance to engage in the transaction and is denied, then he or she should refrain from initiating any transaction in Red River securities and should not inform any other person of the restriction. Pre-cleared trades must be executed within five business days of receipt of pre-clearance and prior to any Blackout Period, unless the Securities Compliance Officer grants an exception.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be in possession or aware of any material nonpublic information about Red River and should describe fully those circumstances to the Securities Compliance Officer. The requestor should also indicate whether he or she has effected any transactions in Red River securities within the past six months. Pre-clearance of a trade does not constitute legal advice and does not relieve the requestor of his or her legal obligation to refrain from trading while in possession or aware of material nonpublic information.

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The requirement for pre-clearance does not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Not Subject to this Policy,” or to transactions conducted under approved Rule 10b5-1 plans, as described under the heading “Rule 10b5-1 Plans.” However, affiliates and persons subject to Section 16 of the Exchange Act and Rule 144 should refer to Section XV regarding timely notification of transactions in Red River securities for reporting purposes.
X.BLACKOUT PERIODS
Quarterly Blackout Periods. Red River’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for Red River securities. Therefore, to avoid even the appearance of trading while aware of material nonpublic information, directors and executive officers of Red River and its subsidiaries, and any other persons designated by the Securities Compliance Officer, as well as their respective Family Members and Controlled Entities, are prohibited from conducting any transactions involving Red River securities during a “blackout period” beginning on the 15th day of the last month of each fiscal quarter and ending after the expiration of the second full Trading Day following the date of the public release of Red River’s financial results for that quarter. In other words, these persons may only conduct transactions in Red River securities during the “window period” beginning at the open of trading on the third Trading Day following the public release of Red River’s quarterly financial results and ending on the 14th day of the last month of the next fiscal quarter.
In addition, Red River’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Securities Compliance Officer, designated persons should refrain from trading in Red River securities even sooner than the typical quarterly blackout period described above, in which case the Securities Compliance Officer may impose an event-specific blackout period.
Event-Specific Blackout Periods. From time to time, an event may occur that is material to Red River and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Securities Compliance Officer may not trade in Red River securities. The existence of an event-specific blackout period will not be announced, other than to those who are aware of the event giving rise to the blackout. Any person made aware of the existence of an event-specific blackout period should not disclose the existence of the blackout to any other person. The failure of the Securities Compliance Officer to designate you as a person subject to an event-specific blackout will not relieve you of the obligation not to trade while in possession or aware of material nonpublic information. In addition, from time to time Red River may use these event-specific blackout procedures to restrict directors, executive officers and certain other employees from trading in advance of or following an announcement regarding Red River’s share repurchase program.
Pension Fund Blackout Periods. No director or officer may trade in Red River securities during any “pension fund blackout period” if that person acquired such securities in connection with his or her employment as a director or officer of Red River or its subsidiaries. A “pension fund blackout period” means any period of more than three consecutive business days during which the ability of not fewer than 50% of the participants or beneficiaries under all individual account plans (as defined under the Employee Retirement Security Act of 1974, but excluding a one-participant retirement plan) maintained by Red River to purchase, sell or otherwise acquire or transfer an interest in any equity security of Red River held in such an individual account plan is temporarily suspended by Red River or a fiduciary of the plan, but

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does not include any period which the SEC exempts from the definition of “blackout period” under Section 306(a) of the Sarbanes-Oxley Act of 2002.
Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Red River securities in order to generate cash may, in appropriate circumstances, be permitted to do so even during the blackout period. Hardship exceptions may be granted only by the Securities Compliance Officer and must be requested at least two business days in advance of the proposed trade. Under no circumstance will a hardship exception be granted during an event-specific blackout period.
The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Not Subject to this Policy,” or to transactions conducted under approved Rule 10b5-1 plans, as described under the heading “Rule 10b5-1 Plans.”
XI.SPECIAL AND PROHIBITED TRANSACTIONS
Red River has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, it is Red River’s policy that no person subject to this Policy (including Family Members and Controlled Entities), should engage in any of the following transactions except to the extent permitted below:
Short-Term Trading. Short-term trading of Red River securities may be distracting to the person and may unduly focus the person on Red River’s short-term stock market performance instead of Red River’s long-term business objectives. For these reasons, insiders who purchases Red River securities in the open market may not sell any Red River securities of the same class during the six months following the purchase (or vice versa), except with the consent of the Securities Compliance Officer.
Short Sales. Short sales of Red River securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in Red River’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve Red River’s performance. For these reasons, short sales of Red River securities by insiders are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)
Publicly-Traded Options. A transaction in publicly-traded options is, generally speaking, a bet on the short-term movement of Red River securities and therefore may create the appearance that the insider is trading based on material nonpublic information. Transactions in publicly-traded options may also focus an insider’s attention on short-term performance at the expense of Red River’s long-term objectives. Accordingly, transactions by insiders in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. Option positions arising from certain types of hedging transactions are governed by the next paragraph below.

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Hedging Transactions. Certain forms of hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds, allow an insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the insider may no longer have the same objectives as Red River’s other shareholders. Therefore, Red River strongly discourages insiders from engaging in such transactions. Any insider wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Securities Compliance Officer. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Securities Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Because a margin sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Red River securities, insiders are not permitted to hold Red River securities in a margin account. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on a loan while the borrower is aware of material nonpublic information. As such, insiders are generally discouraged from pledging Red River securities as collateral for loan. An insider who wishes to pledge Red River securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities may engage in such a transaction with the prior approval of the Securities Compliance Officer. Any insider who wishes to pledge Red River securities as collateral for a loan must submit a request for approval to the Securities Compliance Officer at least ten business days prior to the proposed execution of documents evidencing the proposed pledge. Pledges of Red River securities arising from certain types of hedging transactions may also be governed by the paragraph above captioned “Hedging Transactions.”
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an insider is in possession of material nonpublic information. Red River therefore discourages placing standing or limit orders on Red River securities. If an insider subject to this Policy determines he or she must use a standing order or limit order, the terms of the standing or limit order must be disclosed to the Securities Compliance Officer during the pre-clearance process.
XII.RULE 10B5-1 PLANS
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. To rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Red River securities that meet certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Red River securities may be purchased or sold without regard to certain insider trading restrictions.

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To comply with the Policy, a Rule 10b5-1 Plan must meet the requirements of Rule 10b5-1. In addition, any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan and must be approved in advance by the Securities Compliance Officer.
In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not in possession or aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors and officers subject to Section 16 of the Exchange Act, ends on the later of 90 days after the adoption of the Rule 10b5-1 Plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 Plan. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Directors and officers subject to Section 16 of the Exchange Act must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.
XIII.POST-TERMINATION TRANSACTIONS
This Policy continues to apply to transactions in Red River securities even after termination of service to Red River. If an individual is in possession or aware of material nonpublic information when his or her service terminates, neither that individual, nor his or her Family Members or Controlled Entities, may trade in Red River securities until that information has become public or is no longer material. The pre-clearance procedures described in this Policy, however, will cease to apply to transactions in Red River securities upon the expiration of any Company-imposed trading restrictions applicable at the time of the termination of service.
XIV.CONSEQUENCES OF VIOLATIONS
The purchase or sale of securities while in possession or aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Red River’s securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, among others. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. In addition, an individual’s failure to comply with this Policy may subject the individual to Company imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career. Accordingly, Red River strongly urges all persons covered by this Policy to strictly comply with its terms.

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XV.REPORTING OF COMPLETED TRADES
Each director or executive officer (or other person, including, without limitation, key employees, as determined by the Securities Compliance Officer) who is responsible for complying with the reporting requirements under Section 16 of the Exchange Act and/or filing a Form 144 must timely report to the Securities Compliance Officer all information necessary for the Securities Compliance Officer to make the appropriate filings with the SEC following the execution of a reportable transaction. If such person has completed an acceptable power of attorney, the Securities Compliance Officer will complete the Section 16 or Form 144 filing, provided such person has supplied the necessary transaction detail to the Securities Compliance Officer in a timely manner. All Section 16 filings must be available on the corporate website no later than the end of the business day following the filing with the SEC. Any late or delinquent Section 16 filing must also be publicly reported, by individual, under separate caption, in Red River’s proxy statement for its next annual meeting.
XVI.REPORTING OF VIOLATIONS
Any employee, officer or director who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other employee, officer or director of Red River, must report the violation immediately to the Securities Compliance Officer. Upon learning of any such violation, the Securities Compliance Officer, in consultation with Red River’s outside legal counsel, will determine whether Red River should release any material nonpublic information, or whether Red River should report the violation to the SEC or other appropriate governmental authority.
XVII.INQUIRIES
Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Securities Compliance Officer either in person or at the address set forth below.
XVIII.CERTIFICATIONS
All directors, officers and employees of Red River and Red River Bank will be required to review this Policy and certify their understanding and intent to comply with its requirements. Officers and employees shall do so electronically; directors shall execute the certification attached to this Policy and return to the Securities Compliance Officer at the following address:
Red River Bancshares, Inc.
1412 Centre Court Dr, Suite 301
Alexandria, Louisiana 71301-3441
Attention: Company Corporate Secretary and Securities Compliance Officer

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CERTIFICATION
I certify that:
1.I have read and understand the Red River Bancshares, Inc. (the “Company”), Insider Trading Policy regarding securities transactions by directors, officers and employees of the Company and Red River Bank. I understand that the Securities Compliance Officer currently designated in the Insider Trading Policy, is available to answer any questions that I have regarding the Insider Trading Policy;
2.Since the date the Insider Trading Policy became effective, or such shorter period of time that I have been a director or employee of the Company, I have complied with the Insider Trading Policy;
3.I will continue to comply with the Insider Trading Policy for as long as I am subject to the policy; and

4.If I am an Officer and/or Employee I hereby verify such understanding and compliance by electronic affirmation; if I am Director of the Company and/or the Bank I hereby verify such understanding and compliance by signing below.
Signature:
Print name:
Date:

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INSIDER TRADING COMPLIANCE CLEARANCE FORM
To:    Red River Bancshares, Inc.
Ladies and Gentlemen:
Pursuant to the Red River Bancshares, Inc. Insider Trading Policy, I would like clearance for the following proposed transactions in securities of the Company:

Type and Amount of Security	Purchase or Sale

I hereby disclose any trades made by me or any of my associates in the securities of the Company during the last six (6) months (give date, whether purchase or sale, number of shares, and the names of the buyer or seller, as appropriate and if known to you):

I understand that the clearance granted below may be rescinded prior to my effecting the above transaction, if material nonpublic information regarding the Company arises and, in the reasonable judgment of the Company, the completion of my trade would be inadvisable. I understand that I have five business days to execute any transaction that is cleared. I also understand that the ultimate responsibility for the compliance with the insider trading provisions of the federal and state securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession or aware of material nonpublic information.

Date:	Signature
Print Name
Telephone No.
Clearance of the above trade is granted, this ___ day of ____________, 20___

______________________________________, Securities Compliance Officer

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